Exhibit 10.0
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                   LETTER OF CREDIT REIMBURSEMENT AGREEMENT


                        Dated as of September 28, 2000


                                   between


                       THE PREMCOR REFINING GROUP INC.,
                                 as Applicant

                                     and

                            BANKERS TRUST COMPANY,
                               as Issuing Bank





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                                      i
NY/302199.3
                              TABLE OF CONTENTS
                                                                          Page

Article I.    DEFINITIONS....................................................1

      1.01  Certain Defined Terms............................................1

Article II.  LETTERS OF CREDIT...............................................6

      2.01  Issuance of Letters of Credit....................................6

      2.02  Terms of Letters of Credit.......................................7

      2.03  Notice of Issuance...............................................7

      2.04  Payment of Amounts Drawn Under Letters of Credit.................8

      2.05  Nature of BT's Duties............................................8

      2.06  Obligations Absolute.............................................8

      2.07  Uniform Customs and Practice and Uniform Commercial Code.........9

      2.08  Voluntary Reduction of Commitment................................9

Article III. INTEREST, FEES AND EXPENSES, ETC...............................10

      3.01  Reimbursement of Expenses.......................................10

      3.02  Letter of Credit Fees and Commitment Fees.......................10

      3.03  Indemnification in Certain Events...............................11

      3.04  Net Payments....................................................12

      3.06  Calculations....................................................13

Article IV. CONDITIONS PRECEDENT............................................13

      4.01  Conditions of Effectiveness.....................................13

      4.02  Conditions to All Letters of Credit.............................16

Article V.  REPRESENTATIONS AND WARRANTIES..................................17

Article VI. COVENANTS.......................................................17

Article VII. EVENTS OF DEFAULT..............................................18

      7.01  Event of Default................................................18

      7.02  Remedies........................................................19

      7.03  Rights Not Exclusive............................................19

Article VIII. MISCELLANEOUS.................................................19

      8.01  Amendments and Waivers..........................................19

      8.02  Notices.........................................................20

      8.03  No Waiver: Cumulative Remedies..................................20

      8.04  Indemnity.......................................................20

      8.05  Marshaling; Payments Set Aside..................................21

      8.06  Assignments.....................................................21

      8.07  Confidentiality.................................................21

      8.08  Set-off.........................................................22

      8.09  Counterparts....................................................22

      8.10  Severability....................................................22

      8.11  No Third Parties Benefitted.....................................22

      8.12  Governing Law and Jurisdiction..................................22

      8.13  Waiver of Jury Trial............................................23

      8.14  Entire Agreement................................................23



EXHIBITS
Exhibit A...Form of L/C Application
Exhibit B   Form of Security Agreement
Exhibit C   Form of Legal Opinion of Company's Counsel

NY/302199.3                           23

NY/302199.3
                   LETTER OF CREDIT REIMBURSEMENT AGREEMENT


            This LETTER OF CREDIT REIMBURSEMENT AGREEMENT (the "Agreement") is entered into as of September 28, 2000 by and between The Premcor Refining Group Inc., a Delaware corporation (the "Company") and Bankers Trust Company, a New York banking corporation ("BT"), as an Issuing Bank .

            WHEREAS, the Company has requested that BT issue standby letters of credit upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   Article I.

                                 DEFINITIONS

1.01  Certain Defined Terms.  The following terms have the following meanings:

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

            "BT-Related Persons" means BT, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of BT and its Affiliates.

            "Agreement" means this Letter of Credit Reimbursement Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

            "Bank Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of November 19, 1999, by and among the Company, BT as Administrative Agent and Collateral Agent, Bank Boston, N.A. as Documentation Agent, The Toronto Dominion Bank, as Syndication Agent and the financial institutions party thereto, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms; provided that if the Bank Credit Agreement is terminated, "Bank Credit Agreement" shall mean the Bank Credit Agreement in effect immediately prior to such termination.

            "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.).

            "BT" has the meaning specified in the introductory clause to this Agreement.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            "Cash" means Dollars or a credit deposit in a deposit account denominated in Dollars that is available for withdrawal.

             "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company in or upon which a Lien now or hereafter exists in favor of BT, whether under this Agreement, under any Collateral Document, or under any other documents executed by the Company and delivered to BT in connection with this Agreement.

            "Collateral Account" means that certain collateral account maintained by BT, as Collateral Agent, the terms and conditions of which are set forth in the Security Agreement.

            "Collateral Documents" means, collectively, (i) the Security Agreement and all other security agreements, guarantees and other similar agreements between the Company and BT pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Company as debtor in favor of BT, as Collateral Agent, in connection with this Agreement, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "Commitment" means the amount of seventy-five million dollars ($75,000,000).

            "Company" has the meaning specified in the introductory clause to this Agreement.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an "Event of Default."

            "Dollars", "dollars" and "$" each mean lawful money of the United States.

            "Effective Amount" means with respect to any outstanding L/C Obligations on any date, the amount of such Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

            "Effective Date" means September 28, 2000.

            "Event of Default" means any of the events or circumstances specified in Section~7.01.

            Expenses means all reasonable present and future expenses incurred by or on behalf of BT in connection with this Agreement, any other Facility Document or otherwise related thereto, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all costs and expenses incurred by BT in opening bank accounts, receiving and transferring funds, and any charges imposed with respect to or in connection with the early redemption of certificates of deposits or other investments, fees and taxes relative to the filing or recording of financing statements and other Collateral Documents, costs of recording Collateral Documents, all expenses, costs and fees set forth in Article III of this Agreement, reasonable fees and expenses incurred in connection with the negotiation, preparation, review, execution and delivery of the Facility Documents, irrespective of whether the transactions contemplated hereby are consummated, including any amendments, supplements, waivers or consents executed and delivered in connection therewith, and with the administration, collection, enforcement and termination (including termination of any Liens) of the Facility Documents. In addition, Expenses shall include all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals, including internal counsel) paid or incurred by BT in
(i) enforcing or defending its rights under or in respect of any Facility Document or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) reimbursement obligations under the Letters of Credit, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof, and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing, including in a "work out", restructuring or similar scenario.

            "Facility Documents" means this Agreement, the Collateral Documents, the L/C-Related Documents (and the agreements executed and delivered in connection therewith) and all other documents delivered to BT in connection herewith or therewith.

            "Facility Expiry Date" means the earliest of (a) the occurrence of an Event of Default pursuant to Section 7.01 and demand by BT for payment under Section 7.02(a), (b) June 30, 2001 and (c) any other termination of this Agreement.

            "Fees" means, collectively, fees referred to in Section 3.02.

            "FRB" means the Board of Governors of the Federal Reserve System, and any successor Governmental Authority.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any interstate or multistate authority, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Holdings" means Premcor USA Inc., a Delaware corporation.

            "Indemnified Liabilities" has the meaning specified in Section
8.04.

            "Indemnified Person" has the meaning specified in Section 8.04.

            "Insolvency Proceeding" means (a) any case, action or proceeding before any Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

            "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

            "Issuing Bank" means BT, its successors and affiliates, and any other banks or financial institutions to which BT may assign its obligations hereunder pursuant to Section 8.06.

            "L/C Application" means the L/C Application substantially in the form of Exhibit A.

            "L/C Obligations" means, at any time, without duplication, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit outstanding at such time, plus (ii) with respect to determinations of whether a Letter of Credit shall be issued, the aggregate undrawn stated amount of all Letters of Credit requested by the Company the issuance of which has been authorized by BT but which have not yet been issued, plus (iii) the aggregate amount of all drawings under Letters of Credit for which BT has not at such time been reimbursed.

            "L/C-Related Documents" means the Letters of Credit, the L/C Application and any other document relating to the Letters of Credit, including any of BT's standard form documents for Letter of Credit Issuances.

            "Lending Office" means, the office or offices of BT specified as its "Lending Office" on the signature page of BT attached to this Agreement, or such other office or offices as BT may from time to time notify the Company.

            "Letters of Credit" means the standby letters of credit Issued by BT pursuant to Article II hereof and in a form satisfactory to BT.

            "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance or lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

            "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

            "Material Contracts" means each contract, agreement and commitment (other than the other Facility Documents) to which the Company or any of the Restricted Subsidiaries will be a party after giving effect to the transactions contemplated by the Facility Documents, and that will be or are material to the business, assets or operations of the Company and the Restricted Subsidiaries, taken as a whole.

            "Obligations" means all advances, debts, liabilities, obligations, Fees and Expenses, covenants and duties arising under any Facility Document owing by the Company to BT, any Indemnified Person, or any other BT-Related Persons whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

            "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designations or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to any Facility Document.

            "Permitted Liens" means the liens described in Section~8.01(c),
(g) and (l) under the Bank Credit Agreement.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

            "Prime Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BT, as its "prime lending rate." (The "prime lending rate" is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of BT and BT may make loans at rates of interest at, above or below the "prime lending rate).

             "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

            "Responsible Officer" means the chief executive officer, the president, any executive vice president, the treasurer, the controller or the secretary of the Company, or any other officer having substantially the same authority and responsibility designated by the Company.

            "Restricted Subsidiaries" has the meaning assigned to such term in the Bank Credit Agreement.

            "Security Agreement" means the Security and Collateral Account Agreement executed by the Company and BT, as Collateral Agent, substantially in the form of Exhibit B.

            "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the applicable Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

            "Subsidiaries" has the meaning assigned to such term in the Bank Credit Agreement.

            "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including tax under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by BT's net income by the jurisdiction (or any political subdivision thereof) under the laws of which BT is organized, maintains the lending office through which it has entered into this agreement or its principal office.

            "UCC" means the Uniform Commercial Code as in effect in the State of New York.

            "United States" and "U.S." each means the United States of America.

            "Unrestricted Subsidiaries" has the meaning assigned to such term in the Bank Credit Agreement.

                                  Article II.

                              LETTERS OF CREDIT

2.01 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company set forth herein, BT shall issue Letters of Credit at the request of the Company and for the Company's account. BT shall not issue any Letters of Credit for the account of the Company if at the time of such requested
Issuance:

(a) the Effective Amount of the L/C Obligations exceeds the lesser of (a) the amount held in or for the benefit of the Collateral Account less $500,000 and (b) the Commitment; or

(b) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain BT from issuing such Letter of Credit or any Requirement of Law applicable to BT or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over BT shall prohibit, or request that BT refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon BT with respect to such Letter of Credit any restriction or reserve or capital requirement (for which BT is not otherwise compensated) not in effect as of the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to BT as of the Effective Date and which BT deems in good faith to be material to it.

2.02 Terms of Letters of Credit. The Letters of Credit shall be in such form as has been approved by BT. All Letters of Credit issued hereunder shall expire no later than the date that is three (3) calendar days prior to the Facility Expiry Date. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall expire no later than the date that is three (3) calendar days prior to the Facility Expiry Date and a provision pursuant to which BT may, by notice to the beneficiary of such Letter of Credit at least forty-five days (45) prior to the expiration of its term, elect not to renew such Letter of Credit for an additional term.

2.03 Notice of Issuance. Whenever the Company desires the Issuance of a Letter of Credit, the Company shall deliver to BT an application and request for such Issuance substantially in the form of Exhibit A hereto (an "L/C Application") no later than 2:00 P.M., New York City time, at least one (1) Business Day (or such shorter period as may be agreed to by BT) in advance of the proposed date of Issuance. The transmittal by the Company of each L/C Application shall be deemed to be a representation and warranty by the Company that (i) such Letter of Credit may be Issued in accordance with and will not violate any of the requirements of Sections 2.01 or 2.02, (ii) all conditions to the proposed Issuance set forth herein and in each other Facility Document have been fulfilled and (iii) the Company has performed in all material respects all agreements in the Facility Documents and there does not exist any Default or Event of Default and no Default or Event of Default would result from such proposed Issuance. Prior to the Issuance of each Letter of Credit, the Company shall provide to BT a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require BT to make payment under such Letter of Credit. BT, in its reasonable judgment, may require changes in any such documents and certificates. An L/C Application may be given in writing or electronically and, if requested by BT, with prompt confirmation in writing. Any electronic L/C Application shall be deemed to have been prepared by, or under the supervision of a Responsible Officer of the Company.

2.04 Payment of Amounts Drawn Under Letters of Credit. In the event of a drawing under any Letter of Credit by the beneficiary thereof, BT shall notify the Company of such drawing on the day BT receives such request for drawing. Unless the Company shall, at the time of such drawing, have posted funds with BT sufficient to reimburse such drawing in full in Cash, BT shall be permitted, in its sole discretion, to withdraw from the Collateral Account funds sufficient to reimburse such drawing. Notwithstanding anything herein to the contrary, BT will not withdraw funds from the Collateral Account unless it has given the Company at least one Business Day's prior notice of its intention to make such withdrawal. Unless BT notifies the Company otherwise, delivery of notice under Section 2.04 shall constitute notice of BT's intention to withdraw and shall satisfy the notice requirement hereunder.

2.05 Nature of BT's Duties. In determining whether to pay under a Letter of Credit, BT shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. As between the Company and BT, the Company assumes all risks of the acts and omissions of BT (except to the extent that it is finally judicially determined by a court of competent jurisdiction that such acts or omissions were the result of BT's gross negligence or willful misconduct) or misuse of such Letter of Credit by the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, BT shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and Issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of such Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher, (v) for errors in interpretation of technical terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, or of the proceeds thereof, (vii) for the misapplication by the beneficiary of such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, and (viii) for any consequences arising from causes beyond the control of BT. BT shall not be obligated to and shall not pay against any non-conforming documents presented to it in connection with any Letter of Credit without the prior written consent of the Company. None of the above shall affect, impair, or prevent the vesting of any of BT's rights or powers hereunder. Any action taken or omitted to be taken by BT under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, as judicially determined by a court of competent jurisdiction, shall not create for BT any liability to the Company.

2.06 Obligations Absolute. The obligations of the Company to reimburse BT for drawings honored under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(a)   any lack of validity or enforceability of any Letter of Credit;

(b) the existence of any claim, setoff, defense or other right which the Company or any Affiliate of the Company may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), BT or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(c) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Facility Documents;

(e) payment by BT under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(f) failure of any drawing under any Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of any drawing; or

(g) the fact that a Default or an Event of Default shall have occurred and be continuing;

provided, however, that the Company shall have no obligation to reimburse BT in the event of BT's willful misconduct or gross negligence, as judicially determined by a court of competent jurisdiction, in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit.

2.07 Uniform Customs and Practice and Uniform Commercial Code. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of Issuance of each Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit. Without limiting the foregoing, to the extent not addressed in the UCP, the UCC shall (unless otherwise expressly provided in a Letter of Credit) apply to such Letters of Credit.

2.08 Voluntary Reduction of Commitment. The Company may reduce or terminate the Commitment at any time and from time to time in whole or in part (a "Voluntary Reduction"). Each such Voluntary Reduction must be in an amount not less than $5,000,000 (and in increments of $1,000,000 in excess thereof). If the Company seeks to implement a Voluntary Reduction of the Commitment to an amount less than [$25,000,000], then the Commitment shall be deemed reduced to zero and, at the option of BT, all amounts hereunder shall be immediately due and payable, provided that the amount of each such Voluntary Reduction may not reduce the Commitment to an amount less than the Effective Amount of all L/C Obligations plus $500,000. Once reduced, no portion of the Commitment may be reinstated.

                                  Article III.

                      INTEREST, FEES AND EXPENSES, ETC.

3.01  Reimbursement of Expenses.

(a) From and after the Effective Date, the Company shall reimburse BT within five (5) Business Days after demand (subject to Section 4.01(e)) for all reasonable Expenses of BT incurred by BT and upon receipt of invoices therefor and, if requested by the Company, such reasonable backup materials and information as the Company shall reasonably request.

(b) The Company shall promptly reimburse BT upon furnishing of an invoice for all costs and fees and Expenses incurred by it in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under any Facility Document and in connection with any workout, restructuring, renegotiation or refinancing of the Obligations under this Agreement and the other Facility Documents.

(c) BT is entitled to withdraw from the Collateral Account funds sufficient to reimburse BT for the amounts owing under clauses (a) and (b) above if the Company fails to pay such amounts when due.

(d) Any amounts owing hereunder (including, without limitation, amounts owing under Section~2.04) and not paid when due shall incur interest at the Prime Rate.

3.02  Letter of Credit Fees and Commitment Fees.

(a) The Company shall pay to BT a commitment fee on the average daily unused portion of the Commitment, for the period commencing on the Effective Date and continuing thereafter, and computed on a monthly basis in arrears as of the last Business Day of each calendar month based upon the daily utilization for that month as calculated by BT, in an amount equal to the average daily unused portion of the Commitment times 0.15% per annum calculated for the relevant period for which payment is required to be made. Except as set forth above, such commitment fee shall accrue from the Effective Date to the Facility Expiry Date and shall be due and payable monthly in arrears upon calculation by BT; provided that, in connection with any termination of the Commitment under Section 2.08, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such termination. BT is entitled to withdraw funds from the Collateral Account in the amount of such fees if the Company fails to pay
such fees when due.  (b)      The Company shall pay to BT, a Letter of Credit
fee in an amount equal to 0.40% per annum of the average daily maximum amount available to be drawn under all Letters of Credit while outstanding, computed on a monthly basis in arrears as of the last Business Day of each calendar month based upon the Letters of Credit outstanding for that month as calculated by BT. Such Letter of Credit fees shall be due and payable monthly in arrears upon calculation by BT. BT is entitled to withdraw funds from the Collateral Account in the amount of such fees if the Company fails to pay such fees when due.

            (b) The Company shall pay to BT from time to time on demand, upon the furnishing of an invoice therefor, the normal issuance, payment, amendment and other processing fees and commissions, and other standard costs and charges, of BT relating to the Letters of Credit.

(c) Notwithstanding anything herein to the contrary, BT will not withdraw funds from the Collateral Account unless it has given the Company at least one Business Day's prior notice of its intention to make such withdrawal.

3.03  Indemnification in Certain Events.

(a) If after the date hereof, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to BT or any Affiliate controlling BT or (ii) BT or such Affiliate complies with any future guideline or request from any central bank or other Governmental Authority and in the case of any event described in clause (i) or (ii) such event increases the cost to BT of issuing, making or maintaining the Letters of Credit or complying with its obligations under this Agreement or reduces the amount receivable in respect thereof by BT or such Affiliate or (iii) BT or such Affiliate determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below or, BT or such Affiliate complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the capital as a consequence of its obligations hereunder to a level below that which BT or such Affiliate could have achieved but for such adoption, change or compliance (taking into consideration BT's or such Affiliate's policies as the case may be with respect to capital adequacy) by an amount deemed by BT or such Affiliate to be material, then in any such case, the Company shall, upon demand by BT or such Affiliate pay to BT or such Affiliate additional amounts sufficient to indemnify BT or such Affiliate against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost or reduction in amounts and setting forth in reasonable detail the calculation thereof shall be submitted to the Company by BT or the applicable Affiliate and shall be conclusive, absent manifest error. In the event BT is entitled to payment hereunder in respect of such increased cost or reduction in amounts, BT shall use reasonable efforts to designate a different Lending Office to the extent such designation could reduce or eliminate such payment and such designation is not, in BT's reasonable judgment, otherwise disadvantageous to BT.

(b) It is understood that (i) Section 3.03(a) does not relate to any changes in the rate of tax on the net income of BT or any Affiliate controlling BT imposed by the jurisdiction in which it is organized, maintains a lending office or its principal office, or has any other contacts or connections that would subject it to taxation therein (excluding any connection or contact arising solely from BT or such Affiliate having executed, delivered, performed its obligations or received a payment under, or enforced this Agreement or any other Facility Document) and (ii) any payment made under this Section 3.03 shall be made without duplication for any item that is covered by Section 3.04.

3.04  Net Payments.

(a) All payments by the Company hereunder or under any other Facility Document to or for the benefit of BT shall be made without set-off, counterclaim or other defense and shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b) The Company agrees to indemnify and hold harmless BT for the full amount of Taxes or Other Taxes (including any additional Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.04(b)) paid by BT, in respect of any sum payable hereunder or under any other Facility Document (including penalties, interest, additions to tax and any reasonable expenses). Payment under this indemnification shall be made within 30 days after the date BT makes written demand therefor.

(c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder (or under any other Facility Document) to BT, then:

(i) the sum payable shall be increased as necessary so that after making all such required deductions and withholdings of Taxes or Other Taxes (including deductions and withholdings applicable to additional sums payable under this Section 3.04), BT receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)  the Company shall make such deductions and withholdings; and

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to BT the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to BT if available from the appropriate taxing authority.

(e) If the Company would be required to pay additional amounts to BT pursuant to paragraph (b) or (c) of this Section 3.04, then BT shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate the obligation of the Company to pay any such additional amounts which may thereafter accrue or to indemnify BT in the future, if such change in the reasonable judgment of BT is not otherwise disadvantageous to BT.

(f) The Company shall not be required to pay any additional amounts pursuant to this Section 3.04 to the extent that such additional amounts relate to Taxes or Other Taxes (including obligations to deduct or withhold amounts with respect thereto) for any period that are attributable to U.S. withholding taxes imposed (i) on the date hereof or (ii) other than as a result of a change in law, regulation or treaty. If BT becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as BT shall reasonably request to assist BT to recover such Taxes.

3.05 Bank Participations. BT may sell participations (without the consent of the Company) to one or more parties in or to all or a portion of its rights and obligations under this Agreement. Notwithstanding BT's sale of a participation interest, its obligations hereunder shall remain unchanged. The Company shall continue to deal solely and directly with BT.

3.06 Calculations. All calculations of per annum fees shall be made by BT, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the highest rate allowed by applicable law, 365/366 days, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by BT of a payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

                                  Article IV.

                             CONDITIONS PRECEDENT

4.01 Conditions of Effectiveness. The obligations of BT hereunder and the effectiveness of this Agreement are subject to the fulfillment of the following conditions precedent and the prior receipt by BT of all of the following dated the date hereof or such other date as is satisfactory to BT, in form and substance satisfactory to BT:

(a) Agreement and L/C Application. This Agreement and the L/C Application for any Letter of Credit to be issued on the date of effectiveness shall be executed by each party hereto and thereto;

(b)   Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of the Facility Documents and any other documents, instruments and certificates required to be executed by the Company in connection herewith or therewith and the transactions contemplated hereby and thereby, certified as of the date hereof by the Secretary or an Assistant Secretary of the Company; and

(ii) A certificate of the Secretary or Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform the Facility Documents to be delivered by it hereunder;

(c)   Organization Documents; Good Standing.  Each of the following documents:

(i) the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware dated as of a recent date prior to the date hereof, dated the date hereof, and the bylaws of the Company as in effect on the date hereof, certified by the Secretary or an Assistant Secretary of the Company as of a recent date; and

(ii) a good standing and tax good standing certificate for the Company from the Secretary of State of the state of Delaware dated as of a recent date;

(d) Legal Opinions. an opinion of Simpson Thacher & Bartlett, counsel to the Company, addressed to BT, substantially in the form of Exhibit C hereto;

(e) Payment of Fees and Expenses. Evidence of payment by the Company of all accrued and unpaid Fees and Expenses to the extent then due and payable on the date hereof, together with any reasonable estimate of fees and expenses of outside counsel incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and such Person); including, without limitation, any such costs, fees, commissions and expenses arising under or referenced in Section~3.01 or in Section 3.02;

(f)   Collateral Documents.

(i) the Collateral Documents executed by the Company and each of the parties thereto in appropriate form for filing or recording where necessary, together with:

(ii) executed copies of all UCC-1 financing statements in proper form for filing to perfect the security interests of BT or other evidence satisfactory to BT that there has been delivered to BT for filing, registration or recordation all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of BT in accordance with applicable law;

(iii) all certificates, instruments or documents representing or evidencing any Collateral in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to BT;

(iv) written advice relating to such Lien searches as BT shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons;

(v) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC financing statements;

(vi) evidence that the Security Agreement is in full force and effect and that the cash collateral account has been credited with funds equal to the aggregate face amount of all Letters of Credit requested by the Company as of the Closing Date plus $500,000 and is otherwise in form and substance satisfactory to BT; and

(vii) evidence that all other actions necessary or desirable to perfect the first priority Lien created by the Collateral Documents, and to enhance BT's ability to preserve its interests in and access to the Collateral, have been taken;

(g) Certificate. A certificate signed by a Responsible Officer, dated as of the date hereof, stating that:

(i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists on the Effective Date, or would result from the execution and performance of the Facility Documents;

(iii) there is no litigation, proceeding, inquiry or other action seeking an injunction or other restraining order, damages or other relief, pending or threatened, with respect to any Facility Document; and

(iv) there exists no judgment, order, injunction, decree or other restraint or a hearing seeking injunctive relief or other restraint pending or noticed with respect to any transaction contemplated by any Facility Documents;

(h) Corporate Proceedings. Evidence satisfactory to BT that all corporate and other proceedings taken or to be taken in connection with the transactions contemplated by the Facility Documents and all documents incidental to this Agreement and thereto shall be in form and substance satisfactory to BT and that BT shall have received all counterpart originals or certified copies of such documents;

(i) Consents, Approvals, Etc. All necessary orders, permits, licenses, authorizations, approvals, consents and waivers by any Governmental Authority or other Person (including, without limitation, the consent of certain customers, if required, under any Material Contracts) in connection with the transactions contemplated hereby and by any of the other Facility Documents. Each of the aforementioned orders, permits, licenses, authorizations, approvals, consents and waivers by Governmental Authorities or other Persons shall be in full force and effect and shall be in form and substance satisfactory to BT;

(j) Material Contracts and Other Documents. Copies of all Material Contracts in effect as of the date hereof, which are set forth on Schedule 5.01(j) to the Bank Credit Agreement and include the Supply and Terminalling Agreement among the Company, Equiva Trading Company ("ETC"), Equilon Enterprises LLC ("Equilon") and Motiva Enterprises LLC ("Motiva"), the Asset Purchase Agreement among the Company, Clark Port Arthur Pipeline Company and Motiva, the Asset Purchase Agreement between the Company and Equilon and the Interim Terminalling Agreement among the Company, ETC, Equilon and Motiva, copies of the Holdings Note Indenture and the Holdings Notes (in each case as defined in the Bank Credit Agreement and including all schedules and exhibits thereto), which shall be in full force and effect, and copies of all commodities account agreements in effect;

(k) No Litigation. There shall not be any litigation, proceeding, inquiry or other action seeking an injunction or other restraining order, damages or other relief, pending or threatened, with respect to any Facility Document; and there shall not exist any judgment, order, injunction, decree or other restraint or a hearing seeking injunctive relief or other restraint pending or noticed with respect to any transaction contemplated by any Facility Documents;

4.02 Conditions to All Letters of Credit. The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

(a) Notice of Issuance of Letter of Credit. On or before the date of Issuance of such Letter of Credit, BT shall have received from the Company, in accordance with the provisions of Sections 2.01 and 2.02, an L/C Application, together with all other information specified in Article III and such other documents or information as BT may require in connection with the Issuance of such Letter of Credit;

(b) Continuation of Representations and Warranties; No Default or Event of Default. After giving effect to such Issuance, the representations and warranties in Article V shall be true and correct on and as of such Issuance date with the same effect as if made on and as of such Issuance date (except as provided in Section 5.05(b) of the Bank Credit Agreement, with the references to "Banks" and "Majority Banks" therein being references to BT) and there shall not exist any Default or Event of Default;

(c) Deposit of Collateral; No Future Advance Notice. The Cash Collateral Account shall have been credited with funds equal to the Effective Amount plus $500,000. BT shall not have received from the Company any notice that any Collateral Document will no longer secure on a first priority basis future Letters of Credit to be issued under this Agreement;

(d) Performance of Agreements. The Company shall have performed in all material respects all agreements and satisfied all conditions which the Facility Documents provide shall be performed or satisfied by it on or before the relevant Issuance date;

(e) No Judgments. No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain BT from Issuing any Letter of Credit to be Issued by it on the relevant Issuance Date;

(f) Regulation T, U and X. The Issuance of any Letter of Credit requested on the relevant Issuance Date shall not violate any law including, without limitation, Regulation T, U or X of FRB; and

(g) No Litigation. There shall not be pending or, to the knowledge of the Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that has not been disclosed by the Company in writing pursuant to Article VI prior to the Issuance of the last preceding Letter of Credit, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, would reasonably be expected to have a Material Adverse Effect (as defined in the Bank Credit Agreement, with the references to the "Loan Documents" therein being references to the "Facility Documents"); and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by any Facility Document or the issuance of any Letter of Credit.

Each L/C Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of such L/C Application and as of the date on which the applicable Letter of Credit is Issued, that the conditions in this Section 4.02 are satisfied.

                                   Article V.

                        REPRESENTATIONS AND WARRANTIES

            The Company hereby makes to BT each of the representations and warranties set forth in Article VI of the Bank Credit Agreement and each such representation and warranty (and all definitions relevant thereto) is hereby incorporated by reference in its entirety mutatis mutandis, including, without limitation, changes to effect the following: (i) all references to the "Administrative Agent" and/or the "Banks" and/or "Bank Swap Parties" (as such terms are used in the Bank Credit Agreement) shall refer to BT, (ii) all references to the "Agreement", the "Loan Documents" and the "Collateral Documents" (as such terms are used in the Bank Credit Agreement) shall refer to the Agreement, the Facility Documents and the Collateral Documents and
(iii) all references to sections and paragraphs shall refer to the corresponding sections and/or paragraphs hereunder.

                                  Article VI.

                                  COVENANTS

            So long as any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied the Company agrees to perform or refrain from performing, as the case may be, the Affirmative Covenants set forth in Article VII of the Bank Credit Agreement and the Negative Covenants set forth in Article VIII of the Bank Credit Agreement and each such covenant (and all definitions relevant thereto) is hereby incorporated by reference in entirety mutatis mutandis, including, without limitation, changes to effect the following: (i) all references to the "Administrative Agent" and/or the "Banks" and/or "Bank Swap Parties" (as such terms are used in the Bank Credit Agreement) shall refer to BT, (ii) all references to the "Agreement", the "Loan Documents" and the "Collateral Documents" (as such terms are used in the Bank Credit Agreement) shall refer to the Agreement, the Facility Documents and the Collateral Documents and
(iii) all references to sections and paragraphs shall refer to the corresponding sections and/or paragraphs hereunder. Notwithstanding the foregoing, the second and third sentences of Section 7.06 of the Bank Credit Agreement shall not be incorporated herein. So long as BT continues to be Administrative Agent under the Bank Credit Agreement, covenants requiring delivery of information shall be satisfied if delivery of such information is made under the Bank Credit Agreement pursuant to the terms thereof.

                                  Article VII.

                              EVENTS OF DEFAULT

7.01 Event of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment. The Company fails to pay when and as required to be paid herein, any interest, fee or any other amount payable under any Facility Document; or

(b) Representation or Warranty. Any representation or warranty by the Company or any of its Restricted Subsidiaries made or deemed made, in any Facility Document, or which is contained in any certificate, document or financial or other written statement by the Company, any such Restricted Subsidiary, or any Responsible Officer or any other officer or employee, furnished at any time under any Facility Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Default under the Bank Credit Agreement. An "Event of Default" (as such term is defined in the Bank Credit Agreement) occurs and is continuing; or

(d) Insolvency; Voluntary Proceedings. Holdings, the Company or any of their respective subsidiaries (other than any Restricted Subsidiary with total assets of less than $1,000,000 and other than any Unrestricted Subsidiary) (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to Holdings, the Company or any Restricted Subsidiary with total assets of at least $1,000,000; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(e) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Holdings, the Company or any of their respective Subsidiaries (other than any Restricted Subsidiary with total assets of less than $1,000,000 and other than any Unrestricted Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Holdings', the Company's or such Restricted Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Holdings, the Company or any of their respective Subsidiaries (other than any Restricted Subsidiaries with total assets of less than $1,000,000 and other than any Unrestricted Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-US.
law) is ordered in any Insolvency Proceeding; or (iii) Holdings, the Company or any of their respective Subsidiaries (other than any Restricted Subsidiaries with total assets of less than $1,000,000 and other than any Unrestricted Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(f)   Collateral.

(i) Any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company and the effect thereof is to prevent BT from realizing the practical benefits afforded by or purported to be afforded by such Collateral Document or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (other than solely due to the action or inaction of BT with respect to matters involving priority or perfection).

7.02  Remedies.

            If any Event of Default occurs, BT may

(a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any or all Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(b) exercise all rights and remedies available to it under the Facility Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section
(d) or (e) of Section 7.01 (in the case of clause (i) of Section (e) upon the expiration of the 60- day period mentioned therein), all amounts as aforesaid shall automatically become due and payable without further act of BT.

7.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Facility Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                 Article VIII.

                                MISCELLANEOUS

8.01 Amendments and Waivers No amendment or waiver of any provision of any Facility Document, and no consent with respect to any departure by the Company or any of its subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the BT.

8.02  Notices.

(a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) or, in the case of any Letter of Credit, electronically, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature page of BT attached to this Agreement, and (ii) shall be followed promptly by delivery of a hard copy original thereof and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature page of BT attached to this Agreement; or, as directed to the Company, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery or electronically, or faxed, be effective when delivered for overnight (next-day) delivery, transmitted electronically or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II shall not be effective until actually received (by overnight delivery, electronically, fax or mail) by BT at the address specified.

(c) Any agreement of BT to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.
BT shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and BT shall not have any liability to the Company or other Person on account of any action taken or not taken by BT in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Obligations shall not be affected in any way or to any extent by any failure by BT to receive written confirmation of any telephonic or facsimile notice or the receipt by BT of a confirmation which is at variance with the terms understood by BT to be contained in the telephonic or facsimile notice.

8.03 No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of BT, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.04  Indemnity.

(a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold BT, the BT-Related Persons, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including fees and expenses of any law firm or external counsel) of any kind or nature whatsoever which may at any time (including at any time following the termination of the Letter of Credit and the termination, resignation or replacement of BT) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of any Facility Document or the Letter of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting primarily from the gross negligence or willful misconduct of such Indemnified Person.

(b) The obligations in this Section~8.04 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section 8.04 shall be paid within 30 days after demand.

8.05 Marshaling; Payments Set Aside. BT shall not be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to BT or BT exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by BT in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then, to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

8.06 Assignments. The Company may not assign its rights or obligations hereunder without the prior written consent of BT. BT may assign its rights to receive payments hereunder to a third party. BT may not assign its obligations hereunder without the prior written consent of the Company, which consent will not be unreasonably withheld.

8.07 Confidentiality. Except as otherwise provided in this Section 8.07, BT agrees that it will not disclose without the prior consent of the Company, any information with respect to the Company or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Company to BT in writing as confidential, provided, that BT may disclose any such information (a) to its Affiliates, employees, auditors or counsel, provided that each such person will be advised of the confidential nature of such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over BT, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, and (e) in order to comply with any Requirement of Law.

8.08 Set-off. In addition to any rights and remedies of BT provided by law, if an Event of Default exists, BT is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the full extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, BT to or for the credit or the account of the Company against any and all Obligations owing to BT, now or hereafter existing, irrespective of whether or not BT shall have made demand under this Agreement or any Facility Document and although such Obligations may be contingent or unmatured or fully secured.
BT agrees promptly to notify the Company after any such set-off and application made by BT; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

8.09 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

8.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.11 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Company, BT and the BT-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents.

8.12  Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT BT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY FACILITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND BT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND BT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED TO THIS AGREEMENT. THE COMPANY AND BT EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

8.13 Waiver of Jury Trial. THE COMPANY AND BT EACH WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THE FACILITY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY BT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND BT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE FACILITY DOCUMENTS OR ANY PROVISION THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE FACILITY DOCUMENTS.

8.14 Entire Agreement. This Agreement, together with the other Facility Documents, embodies the entire agreement and understanding between the Company and BT and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter of this Agreement and thereof.


================================================================================

            IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              THE PREMCOR REFINING GROUP INC.


                              /s/ Jeffrey S. Beyersdorfer
                              ----------------------------------
                              NAME: JEFFREY S. BEYERSDORFER
                              TITLE: VICE PRESIDENT - CORPORATE FINANCE



                              Address for notices:

                              The Premcor Refining Group Inc.
                              8182 Maryland Avenue
                              St. Louis, Missouri  63105

                              Telephone: (314) 854-1469
                              Fax:  (314) 854-1570

                                       ISSUING BANK


                              BANKERS TRUST COMPANY
                                 as Issuing Bank


                              /s/ Marcus M. Tarkington
                              ----------------------------------
                              NAME:  MARCUS M. TARKINGTON
                              TITLE: DIRECTOR


                              Address for notices:

                              Marcus M. Tarkington
                              Bankers Trust Company
                              130 Liberty Street
                              Mailstop 2344
                              New York, NY  10006

                              Telephone:  (212) 250-7684
                              Fax: (212) 250-8693



                              With a copy to:


                              Robert Hilliard
                              Marco Orlando
                              Bankers Trust Company
                              130 Liberty Street
                              14th Floor
                              New York, NY  10006

                              Telephone:  (212) 250-4365/4361
                              Fax: (212) 250-5817